UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2012, we agreed to repurchase an aggregate of 500,000 shares of our Class B Common Stock held by U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P., which we refer to collectively as USVP. Following the repurchase, USVP will hold an aggregate of 1,896,571 shares of our Class B Common Stock and no shares of our Class A common stock.

We will effect the repurchase pursuant to a stock repurchase agreement. The per share repurchase price for the shares repurchased will be the closing price of our Class A common stock in trading on the New York Stock Exchange on the first day that the New York Stock Exchange is open for trading after October 30, 2012. The repurchase is subject to standard closing and settlement conditions.

We entered into the stock repurchase agreement upon exercise of a right of notice and opportunity to repurchase set forth in a separate agreement with USVP (referred to as the “prior agreement”). We disclosed the prior agreement in a Current Report on Form 8-K filed with the SEC on August 22, 2012. The right of notice and opportunity to repurchase described in our prior filing will expire on February 21, 2013.

The stock repurchase agreement and the related transactions disclosed today were approved by a special committee of directors authorized to approve repurchases upon exercise of our rights under the prior agreement.

A copy of the stock repurchase agreement we entered with USVP is attached to this Current Report on Form 8-K and incorporated herein by reference. The description of the repurchase agreement provided herein is qualified in its entirety by reference to the terms of the agreement as set forth in Exhibit 10.24.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.24	Stock Repurchase Agreement, dated October 31, 2012, by and among the Company, U.S. Venture Partners VIII, L.P, USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2012	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Vice President and Chief Financial Officer